Exhibit 99.1

Zhone Announces Receipt of Letter from The Nasdaq Stock Market Regarding Non-Compliance with the Minimum Bid Price Requirement

OAKLAND, Calif.--(BUSINESS WIRE)--Zhone Technologies, Inc. (NASDAQ: ZHNE), a global leader in multi-service access solutions, today announced that, on June 11, 2008, it received a letter from The Nasdaq Stock Market (“Nasdaq”) indicating that, for the last 30 consecutive business days preceding the date of the letter, the bid price of the Company’s common stock had closed below the $1.00 minimum per share bid price required for continued inclusion on The Nasdaq Global Market under Marketplace Rule 4450(a)(5). This notification has no effect on the listing of the Company’s common stock at this time.

In accordance with Marketplace Rule 4450(e)(2), the Company has 180 calendar days from the date of the Nasdaq letter, or until December 8, 2008, to regain compliance with the minimum bid price rule. To regain compliance, the closing bid price of the Company’s common stock must be at or above $1.00 per share for a minimum of 10 consecutive business days. Nasdaq may, in its discretion, require the Company to maintain a bid price of at least $1.00 per share for a period in excess of 10 consecutive business days, but generally no more than 20 consecutive business days, before determining that the Company has demonstrated an ability to maintain long-term compliance. If the Company does not regain compliance by December 8, 2008, Nasdaq will provide written notification to the Company that the Company’s common stock will be delisted. At that time, the Company may appeal Nasdaq’s delisting determination to a Nasdaq Listing Qualifications Panel. Alternatively, the Company could apply to transfer its common stock to The Nasdaq Capital Market if it satisfies all of the requirements, other than the minimum bid price requirement, for initial listing on The Nasdaq Capital Market set forth in Marketplace Rule 4310(c). If the Company were to elect to apply for such transfer and if such an application were approved, the Company would have an additional 180 days to regain compliance with the minimum bid price rule while listed on The Nasdaq Capital Market.

The Company intends to actively monitor the bid price for its common stock between now and December 8, 2008, and will consider available options to resolve the deficiency and regain compliance with the Nasdaq minimum bid price requirement.

About Zhone Technologies — Access for a Converging World

Zhone Technologies, Inc. (NASDAQ: ZHNE) is a global leader in multi-service access network solutions, serving more than 700 of the world’s most innovative network operators. The company offers the industry’s broadest fully-integrated portfolio of MSAP, FTTx, EFM and Wi-Fi access technologies, enabling a full suite of services, including residential and business broadband, VoIP, and High-Definition IPTV. Zhone’s converged multi-service access platform helps operators rapidly deploy premium services using copper, fiber, and wireless while improving network agility and reducing costs. www.zhone.com

Forward-Looking Statements

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include statements that refer to the Company's intentions to take actions required to regain compliance with the listing standards of The Nasdaq Global Market, the form, timing and effect of any such actions, and the Company's ability to regain compliance. Readers are cautioned that actual events that occur could differ materially from those expressed in or contemplated by the forward-looking statements. Factors that could cause actual events to differ include, but are not limited to, events and developments affecting the Company's per share stock price that may affect its ability to achieve the minimum bid price requirement, the Company's ability to regain compliance with the minimum bid price listing requirement, the Company's ability to continue to meet the other Nasdaq listing requirements, which could result in the delisting of the Company's common stock even if it achieved compliance with the minimum bid price requirement, the Company's ability to successfully appeal a delisting determination by Nasdaq, and the Company's ability to transfer its listing to The Nasdaq Capital Market. In addition, please refer to the risk factors contained in the Company's SEC filings available at www.sec.gov, including without limitation, the Company's annual report on Form 10-K for the year ended December 31, 2007 and Zhone’s quarterly reports on Form 10-Q for the quarter ended March 31, 2008. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Zhone undertakes no obligation to update or revise any forward-looking statements for any reason.

CONTACT:
Zhone Investor Relations:
Susie Choy, +1 510-777-7013
Fax: +1 510-777-7001
investor-relations@zhone.com
or
Zhone Public Relations:
Tracy Oliver, +1 510-665-7984
Mobile: +1 925-640-0989
tracy@skycastlemedia.com